Exhibit 3.2.40

AMENDED AND RESTATED BY-LAWS

OF

THE NEWS AND OBSERVER PUBLISHING COMPANY

(As Adopted August 1, 1995)

ARTICLE I

The Board of Directors

Section 1.1: Authority of the Board. The business and affairs of The News and Observer Publishing Company (herein called the “Company”) shall be managed by or under the direction of the Board of Directors (the “Board”) or, if authorized by the Board, by or under the direction of one or more committees thereof. Except as otherwise provided by law, the Company’s Amended and Restated Articles of Incorporation or these By-Laws, the Board or such committee, the Board or any committee thereof may act by unanimous written consent or, at an authorized meeting at which a quorum is present, by the vote of the majority of the Directors present at the meeting.

Section 1.2: Number of Directors; Vacancies. The authorized number of Directors who shall constitute the Board shall be fixed from time to time by resolution of the Board approved by at least a majority of the Directors then in office, provided that no such resolution other than a resolution to take effect as of the next election of Directors by the shareholders shall have the effect of reducing the authorized number of Directors to less than the number of Directors in office as of the effective time of the resolution.

Whenever there are fewer Directors in office than the authorized number of Directors, the Board may, by resolution approved by a majority of the Directors then in office, choose one or more additional Directors, each of whom shall hold office until the next annual meeting of shareholders and his successor is duly elected.

Section 1.3: Authorized Meetings of the Board. The Board shall have authority to hold annual, regular and special meetings. The annual meeting of the Board shall be held immediately following the annual meeting of the shareholders at such place as may be determined by resolution of the Board. Regular meetings of the Board may be held at such times and places as may be determined from time to time by resolution of the Board. Special meetings of the Board may be held at such times and places as may be called by the Chairman of the Board or by at least two members of the Board. A special meeting of the Board shall be an authorized meeting only if the Directors receive reasonable notice of the time and place of the meeting; provided, however, that one day’s notice shall be conclusively reasonable.

The Chairman of the Board shall preside over all Board meetings. If the Chairman of the Board is absent, a chairman chosen at the meeting shall preside over the meeting.

At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum. If any meeting of the Board shall lack a quorum, a majority of the Directors present may adjourn the meeting from time to time, without notice, until a quorum is obtained.

Section 1.4: Committees. The Board may by resolution establish committees of the Board with various powers, duties and rules of procedure. Unless the Board otherwise provides, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to these By-Laws. Any such committee shall have a secretary and report its actions to the Board.

ARTICLE II

Officers

Section 2.1: Designated Officers. The officers of the Company shall be elected by, and serve at the pleasure of, the Board and shall consist of a Chairman of the Board, a President and a Secretary, and such other officers, including, without limitation, a Publisher, a Treasurer, a Controller, one or more Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers as the Board may determine as appropriate.

Section 2.2: Chairman of the Board. The Chairman of the Board shall preside at meetings of the Board and shall have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section 2.3: President. The President shall be the chief executive officer of the Company. In managing its operations, he shall report as appropriate to the Board and shall be subject to the instructions given to him by the Board. He shall have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section 2.4: Publisher. The Publisher shall have such powers and perform such duties as may from time to time be granted or assigned to him by the Board.

Section 2.5: Vice Presidents. In the absence of the Chairman of the Board, the Publisher or the President, or in their inability or refusal to act, the Vice Presidents in the order designated by the Board shall act in their place. The Vice Presidents shall also have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board.

Section 2.6: Treasurer. The Treasurer shall be the chief financial officer of the Company. He shall have custody of the Company’s funds and deposit and pay out such funds in accordance with the direction of the Board. The Treasurer shall also have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section 2.7: Assistant Treasurers. The Assistant Treasurers shall assist the Treasurer in the performance of his duties and shall have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board.

Section 2.8: Secretary. The Secretary shall keep full and complete records of the proceedings of the Board, its committees, and the meetings of the shareholders; keep the seal of the Company and affix it to all instruments which may require it; have custody of and maintain the Company’s shareholder records. The Secretary shall also have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section 2.9: Assistant Secretaries. The Assistant Secretaries shall assist the Secretary in the performance of his duties, and shall have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board.

Section 2.10: Other Officers. Any other elected officer shall have such powers and perform such duties as may from time to time be granted or assigned to him by the Board.

Section 2.11: Powers of Attorney. Whenever an applicable statute, decree, rule or regulation requires a document to be subscribed by a particular officer of the Company, such document may be signed on behalf of such officer by a duly appointed attorney-in-fact, except as otherwise directed by the Board.

ARTICLE III

Offices

The Company shall have offices at 215 S. McDowell Street, Raleigh, North Carolina and at 2100 “Q” Street, Sacramento, California, and shall also have offices at such other places as the Board may from time to time determine.

ARTICLE IV

Meetings of Shareholders

Section 4.1: Annual Meetings of Shareholders. An annual meeting of shareholders to elect directors and transact such other business as may properly be presented to the meeting shall be held at the date, hour and place as the Board may from time to time fix.

Section 4.2: Special Meetings of Shareholders. Special meetings of the shareholders for any purpose or purposes, unless prohibited by law, may be called by the Board. Notice of a special meeting of shareholders shall state the purpose or purposes of the meeting, and no other business other than that stated in the notice shall be considered or transacted without the unanimous consent of all shareholders entitled to vote.

Section 4.3: Notices of Meetings. Written notice of all meetings of the shareholders stating the place, date and hour of the meeting, shall be mailed, postage prepaid, not less than ten nor more than sixty days before such meeting to each shareholder entitled to notice of, or to vote at, any meeting of shareholders at the address of such shareholder as it appears on the records of the Company.

Section 4.4: Conduct of Meetings. The Chairman of the Board, or such other officer as may preside at any meeting of the shareholders, shall have authority to establish, from time to time, such rules for the conduct of such meeting, and to take such action, as may in his judgment be necessary or proper for the conduct of the meeting and in the best interests of the Company and the shareholders in attendance in person or by proxy.

Section 4.5: Quorum for Action by Shareholders; Voting. At all elections or votes for any purpose, there must be represented a number of shares sufficient to constitute a majority of the outstanding voting power of the Common Stock.

Section 4.6: Adjournments. Any meeting of shareholders may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the reconvened meeting the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the reconvened meeting, a notice of the reconvened meeting shall be given to each shareholder of record entitled to vote at the meeting.

ARTICLE V

Corporate Seal

The seal of the Company shall have inscribed thereon the name of the Company, the year of its incorporation, and the words “Corporate Seal, North Carolina.”

ARTICLE VI

Amendments

These By-Laws may be amended or repealed, and new by-laws adopted, by the Board; but the shareholders may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

CERTIFICATION OF ADOPTION

The foregoing were adopted as the Amended and Restated By-Laws of the Corporation by resolution of the Board of Directors dated August 1, 1995.

/s/ Karole Morgan-Prager
Karole Morgan-Prager, Secretary